Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

(410) 363-3000, Ext. 224

or

Zachary Mizener

Lambert & Co.

(315) 529-2348

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, Md. February 20, 2024 - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal third quarter and nine months ended December 31, 2023.

For the three months ended December 31, 2023, sales decreased 19.2% to $4,654,978 compared to sales of $5,758,661 for the same period last year.   The Company reported net income of $102,176, or $0.04 per basic and diluted share, compared to net income of $341,312 or $0.15 per basic and diluted share for the same period last year.

For the nine months ended December 31, 2023, sales decreased 7.3% to $15,071,204 versus $16,251,106 for the same period last year.  The Company reported net income of $80,881, or $0.03 per basic and diluted share, compared to net income of $435,776 or $0.19, per basic and diluted share for the corresponding 2022 period.

“The primary reason for the sales decreases during the three and nine-month periods ended December 31, 2023, was supply chain difficulties in getting sufficient product to cover orders during our third fiscal quarter.” said Harvey Grossblatt - President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has an over 55-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2023	2022
Sales	$4,654,978	$5,758,661
Net income	102,176	341,312
Earnings per share:
Basic and diluted	$0.04	$0.15

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Nine Months Ended December 31,
	2023	2021
Sales	$15,071,204	$16,251,106
Net income	80,881	435,776
Earnings per share:
Basic and diluted	$0.03	$0.19

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Dec. 31, 2023	Dec. 31, 2022
ASSETS
Cash	$39,178	$200,155

Accounts receivable and amount due from factor	3,353,127	3,991,415
Inventory	4,880,508	4,437,580
Prepaid expense	399,318	313,277

TOTAL CURRENT ASSETS	8,672,131	8,942,427

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS–NET	231,823	395,278
OTHER ASSETS	—	4,000
TOTAL ASSETS	$8,903,954	$9,341,705

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit – factor	$1,121,064	$2,471,236
Note payable – Eyston Company Ltd.	—	181,440
Short-term portion of operating lease liability	156,851	149,408
Accounts payable	1,878,990	1,061,517
Accrued liabilities	254,062	193,783
TOTAL CURRENT LIABILITIES	3,410,967	4,057,384

LONG TERM PORTION OF OPERATING LEASE LIABILITY	53,289	210,139
TOTAL LONG-TERM LIABILITIES	53,289	210,139

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at December 31, 2023 and 2022	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(7,469,272)	(7,834,788)

TOTAL SHAREHOLDERS’ EQUITY	5,439,698	5,074,182
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,903,954	$9,341,705